MIMEDX GROUP, INC.
Performance Stock Unit Agreement
THIS PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”) dated as of the 30th day of June, 2023, between MiMedx Group, Inc. (the “Company”) and Doug Rice (the “Participant”). The Performance Stock Units have not been granted under the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan, as amended and restated through June, 2023 (the “Plan”), and are granted as an inducement for the Participant to be hired as an employee; however, this Agreement references certain provisions in the Plan, and unless otherwise defined in this Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.
1.Grant of Performance Stock Units. The Company, on July 5th , 2023 (the “Date of Grant”), grants to the Participant, subject to the terms and conditions set forth herein, this Award for Performance 162,000 Stock Units (“PSUs”), measured at target. Each PSU represents the right to receive one share (a “Share”) of Common Stock subject to the terms of this Agreement. The PSUs will vest as set forth in Section 2 below and will be settled as set forth in Section 3. The Participant shall have no right to exchange the PSUs for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such PSUs and any future rights to benefits. The PSUs, Restricted Stock Units, and the Shares will be proportionally adjusted to reflect any change in the capital structure or business of the Company occurring after the Date of Grant in the same manner as adjustments are made as set forth in Article XVI of the Plan.
2.Vesting of the PSUs. Subject to earlier expiration, termination or vesting as provided herein, the PSUs will become vested and may be earned based on achieving performance levels against pre-determined performance goals, and satisfying the conditions of employment, as described herein, and, subject to the terms hereof, are forfeited if defined performance levels or conditions of employment are not achieved or satisfied. The PSUs shall be held in escrow by the Company subject to satisfaction of the terms and conditions described herein.
(a)Performance Condition and Required Employment. Subject to Section 4, the total number of PSUs that may be earned by the Participant will be based on (i) the revenue growth, as described on Annex I, (the “Performance Condition”, with references to “Threshold”, “Target” and “Excellence” as included therein), and (ii) satisfaction of the condition of employment, as set forth below.
(i) Performance Condition. The Performance Condition shall be measured for the following specified periods of time: (i) 12-months ending December 31, 2023, (ii) the cumulative two year period beginning on January 1, 2023 and ending on December 31, 2024 and (iii) the cumulative three year period beginning on January 1, 2023 and ending on December 31, 2025, in comparison to the revenue growth on Annex I (the cumulative three year period is referred to as the “Performance Period”).
(b)    Applying Performance & Employment Conditions to Performance Period.
(i) 12-Months Ending December 31, 2023. 25% of the total PSUs awarded will vest on December 31, 2023, provided that the Performance Condition is achieved at or above Target for the 12-months ending December 31, 2023 and the Participant continues to be actively employed by the Company on such date. If such Performance Condition is satisfied as of such date, such PSUs shall be converted into Restricted Stock Units, subject to the further vesting condition that the Participant will forfeit the units unless he continues to be actively employed by the Company through December 31, 2025. If such Performance Condition is not satisfied as of December 31,

2023, such portion of the unvested PSUs shall be carried forward through December 31, 2024 and December 31, 2025, as provided in subparagraphs (ii) and (iii), below.
(ii) Cumulative Two Calendar Year Period (January 1, 2023 – December 31, 2024). An additional 25% of the total PSUs awarded, plus the portion of the PSUs subject to the Performance Condition and employment condition for the 12 months ending December 31, 2023 that were not vested under subparagraph (i), above, will vest on December 31, 2024, subject to forfeiture as provided in the following sentence; provided that the Performance Condition is achieved at or above Target for the two-year period ending December 31, 2024 and the Participant continues to be actively employed by the Company on such date. If such Performance Condition is satisfied as of such date, such PSUs shall be converted into Restricted Stock Units, subject to the further vesting condition that the Participant will forfeit the units unless he continues to be actively employed by the Company through December 31, 2025. If such Performance Condition is not satisfied as of December 31, 2024, such portion of the unvested PSUs shall be carried forward through December 31, 2025, as provided in subparagraph (iii), below.
(iii) Cumulative Three-Year Performance Period (January 1, 2023 – December 31, 2025). The remainder of the total PSUs awarded, plus the portion of the PSUs subject to the Performance Condition and employment condition for one year period ending December 31, 2023 and the two-year period ending December 31, 2024 that were not vested under subparagraphs (i) and (ii), above, will vest on December 31, 2025 in accordance with the following Payout Formula, provided that the Participant continues to be actively employed by the Company on the Payment Date and the cumulative Performance Condition for the Performance Period is otherwise fully satisfied as follows.
(iv) Payout Formula. The following Payout Formula shall apply: 50% of target number of shares will be awarded at Threshold performance; 100% of target number of shares will be awarded at Target performance; 150% of target number of shares will be awarded at Excellence level; and 0% of target number of shares will be awarded at performance below Threshold (in each case counting the number of vested units under (b)(i) and (ii) toward the total awarded). Results between Threshold and Target and Target and Excellence will be interpolated. Notwithstanding the foregoing, if the Company’s Total Shareholder Return for the Performance Period, calculated as described on Annex I, is negative the total number of shares awarded shall not exceed the number of shares awarded for the Target performance level and the remainder shall be forfeited and cancelled.
3.Settlement of PSUs and Restricted Stock Units.
(a)Timing and Amount. Following the end of the Performance Period, the Compensation Committee will determine the extent to which the applicable Performance Condition has been achieved, as may be limited by the Company’s Total Shareholder Return. Vested Restricted Stock Units and PSUs earned by a Participant will be settled and paid in Shares of the Company’s Common Stock as soon as practicable following the end of the Performance Period on a date determined in the Company’s discretion, provided that for PSUs the Participant continues to be actively employed on such date, subject to Section 4, and in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4) (the “Payment Date”).
(b)Stock Holding Requirements. Notwithstanding any other provision of this Agreement, the Shares that are issued may not be sold, transferred or otherwise disposed of until the level of ownership provided in the Company’s Stock Ownership Guidelines is met, to the extent applicable to the Participant. All Shares acquired hereunder (“net” shares acquired in case of any net exercise or withholding of shares) shall be subject to the terms and conditions of the Company’s Stock Ownership Guidelines, as they may be amended from time to time.
4.Forfeiture of the Shares. PSUs and/or Restricted Stock Units or other payments are forfeited and no amounts shall be paid to any employee whose services are terminated for any reason prior to the end of the Performance Period or Payment Date, as applicable, except for Participants whose employment is terminated without “Cause” or for “Good Reason” within two years following the occurrence of a Change in Control, or Participants who die or whose employment is terminated due to Disability before the end of the Performance Period, each as set forth below.
(a)Change in Control. Notwithstanding the foregoing, upon the occurrence of a Change in Control prior to the end of the Performance Period, any outstanding PSUs and Restricted Stock Units shall be treated in accordance with and governed by Section 14.05 of the Plan, as if granted thereunder, and the terms provided in this Agreement. For PSUs which are then outstanding hereunder, the Target level of performance set forth with respect to the Performance Condition for such units shall be deemed to have been attained (or, if higher, the actual level of performance attained), and such shares or units shall be converted into and remain outstanding as Restricted Stock Units, subject to forfeiture unless the Participant continues to be actively employed by the Company through the end of the original Performance Period, but subject to exception in the case of a termination of employment by the Company without Cause or, in the case of a Participant with an effective Key Employee Retention and Restrictive Covenant Agreement at the time of termination, a termination by the Participant with Good Reason, in either case during the two-year period following the Control Change Date.
(b)Death and Disability. If the Participant’s employment with the Company and its Affiliates is terminated on account of the Participant’s death or Disability prior to the end of the Performance Period, (i) any Restricted Stock Units issued pursuant to Section 2(b) shall immediately vest, and (ii) a pro-rata portion of the PSUs shall vest in proportion to the number of days the Participant was employed in relation to the number of days in the Performance Period, reduced by the number of Restricted Stock Units issued to the Participant for the Performance Period, which PSUs may be earned subject to and based on the degree of attainment of the Performance Condition as may be limited by the Company’s Total Shareholder Return. Such vesting and payment of PSUs will occur after completion of the Performance Period as provided in Section 3(a).
5.Agreement to Terms of this Agreement. The Participant has read and understands the terms of this Agreement, including the applicable provisions of the Plan, as if the PSUs were granted thereunder, and agrees to be bound by their terms and conditions. All decisions and interpretations made by the Company or the Committee with regard to any question arising under this Agreement will be binding and conclusive on the Company and Participant and any other person who has any rights under this Agreement.
6.Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the Shares received upon vesting of the PSUs and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition. The Participant is solely responsible for determining the tax consequences of the Performance Stock Unit Award and for satisfying the Participant’s tax obligations with respect thereto (including, but not limited to, any income or excise tax as resulting from the application of Code Sections 409A or 4999 or related interest and penalties), and the Company and its Affiliates shall not be liable if this grant is subject to Code Sections 409A, 280G or 4999. The Company’s obligation to issue Shares is subject to the Participant’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company. The Committee, to the extent applicable law permits, may allow the Participant to pay any such amounts as provided in the Plan, as if granted thereunder.
7.Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.
8.Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Shares, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:
If to the Company:    MiMedx Group, Inc.
    1775 West Oak Commons Ct. NE
    Marietta, Georgia 30062
    Attn: General Counsel

If to the Participant:     Doug Rice
    At the address on the Company’s records

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.Shareholder Rights; Dividend Equivalents. Except as provided below, Participant shall have no rights as a Shareholder of the Company with respect to shares underlying the PSUs and Restricted Stock Units unless and until Shares are delivered to Participant in respect of such PSUs or Restricted Stock Units. The PSUs and Restricted Stock Units will be entitled to accrue Dividend Equivalents, which will be subject to all conditions and restrictions applicable to the underlying PSUs and Restricted Stock Units to which they relate, and which may not be paid until and unless the underlying PSUs and Restricted Stock Units are vested, earned and paid. Dividend Equivalents will accrue prior to the issuance of Shares with respect to the PSUs and Restricted Stock Units or their earlier forfeiture. Dividend Equivalents will be earned only for PSUs and Restricted Stock Units that are earned or deemed earned under this Agreement. With respect to PSUs and Restricted Stock Units that are not earned (because the applicable vesting restrictions do not lapse or otherwise), Dividend Equivalents that were accrued for those units will be cancelled and forfeited along with the PSUs, Restricted Stock Units and underlying Shares, without payment therefor by the Company or any Affiliate. Dividend Equivalents will be paid at such time as the underlying PSUs and Restricted Stock Units to which they relate are paid.
10.No Right to Continued Employment or Service. Neither the Plan, the granting of the PSUs or any Restricted Stock Units nor any other action taken pursuant to this Agreement constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.
11.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

12.Conflicts. References to the Plan shall mean the Plan as in effect on the date hereof. In the event of any conflict between Plan provisions referenced herein and the provisions of this Agreement, the provisions of the Plan shall govern.
13.Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.
14.Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of this Agreement. This Agreement, including any provisions referenced herein, shall constitute the entire agreement of the parties with respect to the subject matter hereof.
15.Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that the PSUs and Restricted Stock Units granted pursuant to this Agreement be exempt from Section 409A of the Code as short-term deferrals, pursuant to Treasury regulation §1.409A-1(b)(4), or otherwise comply with Section 409A of the Code. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that the PSUs or Restricted Stock Units are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code. For the avoidance of doubt, the provisions of this Agreement shall be construed and interpreted consistent with Article XXII of the Plan, as if granted thereunder.
16.Non-transferability and non-alienation. The Participant shall not assign or transfer any PSUs and Restricted Stock Units while such units remain forfeitable, other than by will or the laws of descent and distribution. No right or interest of Participant or any transferee in the PSUs, Restricted Stock Units or Shares subject to the units shall be subject to any lien or any obligation or liability of the Participant or any transferee.
17.Compensation Recoupment Policy. Notwithstanding any other provision of this Agreement, the rights, payments and benefits with respect to the PSUs (including the Shares and any amounts received by Participant in connection with a sale of Shares received upon the vesting of the units) shall be subject to reduction, reimbursement, cancellation, forfeiture, recoupment or return by the Company, to the extent any reduction, reimbursement, cancellation, forfeiture, recoupment or return is required under applicable law or the Company’s Compensation Recoupment Policy, as may be amended or adopted from time to time, or any similar policy that the Company may adopt.
18.Governing Law. This Agreement shall be governed by the governing laws applicable to the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed the Participant’s signature hereto.

COMPANY:
MIMEDX GROUP, INC.
By: /s/ K. Todd Newton
Name: K. Todd Newton
Title: Director
PARTICIPANT:
/s/ Doug Rice
Doug Rice

Annex I

Threshold, Target and Excellence Levels $(000)
	Threshold	Target	Excellence
Total Revenue / Revenue Growth January 1, 2023 – December 31, 2023	$ [***] [***]	$ [***] [***]	$ [***] [***]
Total Revenue / Revenue Growth January 1, 2023 – December 31, 2024	$ [***] [***]	$ [***] [***]	$ [***] [***]
Total Revenue / Revenue Growth January 1, 2023 – December 31, 2025	$ [***] [***]	$ [***] [***]	$ [***] [***]

“Total Shareholder Return” over the Performance Period shall be calculated in accordance with the following formula:
((Final Price + all cash dividends paid during the Performance Period)/Initial Price) – 1
“Final Price” shall mean the average of the closing prices of the Company’s common stock for the final thirty trading days of the Performance Period. For purposes of the 2023 grant, this shall mean the final thirty trading days in 2025.
“Initial Price” shall mean the average of the closing prices of the Company’s common stock for the last thirty trading days preceding the beginning of the Performance Period. For purposes of the 2023 grant, this shall mean the final thirty trading days in 2022.

US_ACTIVE-173349155.2-JGAROMAT